Exhibit 10.23

SALES AND PURCHASE AGREEMENT

This Sales and Purchase Agreement (the “Agreement”) is effective 10th May, 2024,

BETWEEN

CHINESE TOP ASSET MANAGEMENT HOLDINGS LIMITED, a company organized and existing under the laws of Hong Kong, with its principal office located at Room 803, Tung Hip Commercial Building, 248 Des Voeux Road Central, Hong Kong (the “Vendor”).

AND

GLOBAL IBO AI TECHNOLOGY LTD., a company organized and existing under the laws of Hong Kong, with its principal office located at Unit 2905 & Unit 2912, 29/F, Metroplaza Tower 2, 223 Hing Fong Road, Kwai Chung, N.T., Hong Kong (the “Purchaser”).

WITNESSETH:

WHEREAS the Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor the aforementioned equipment, upon and subject to the terms and conditions hereof;

NOW THEREFORE, IN CONSIDERATION OF THE PREMISES AND OF THE CONDITIONS AND COVENANTS HEREIN CONTAINED, THE VENDOR AND PURCHASER HERETO AGREE AS FOLLOWS:

1.	DEFINITIONS

In this Agreement, unless specifically defined otherwise or the context otherwise requires, the following terms shall have the following meanings, and the terms elsewhere herein shall have the meaning there defined:

“Agreement” means this Sales and Purchase Agreement including all schedules attached hereto, all of which are incorporated herein by reference and form part hereof and all amendments and supplements hereto and the terms “herein”, “hereof”, “hereto”, “hereunder”, and like terms refer to this Agreement;

“Closing” means the completion of the sale to and purchase by the Purchaser of the Equipment under this Agreement by the transfer and delivery of documents of title thereto and the payment of the Purchase Price therefor in accordance with this Agreement;

“Person” means any individual, corporation, partnership, trustee or trust or unincorporated association;

“Equipment” means the equipment listed exhaustively in Schedule A hereto;

“Purchase Price” means the purchase price to be paid by the Purchaser to the Vendor for the Equipment as provided for in Section 2.1. hereof.

2.	PURCHASE AND SALES

2.1.	The Vendor hereby sells, conveys and transfers the Equipment to the Purchaser and the Purchaser, in specific reliance on each and every representation and warranty of the Vendor herein contained, hereby purchases the Equipment from the Vendor for a total purchase price (the “Purchase Price”) of US$63,200,000.00 payable as hereinafter set forth.

2.2.	The Purchaser and the Vendor acknowledge and agree that the Purchase Price includes all applicable taxes. The Vendor hereby undertakes to remit all applicable taxes payable on the conveyance of the Equipment to the appropriate government authorities within the legally prescribed time limits. The Vendor hereby indemnifies and holds the Purchaser harmless for any sales or other tax arising from the transaction between both parties.

2.3.	The Purchaser and the Vendor acknowledge and agree that the payment will be made through the transfer of common stock of Global IBO Group Limited. The total price of this purchase is US$63,200,000.00 AND both Parties are agree that such price shall be paid by the Purchaser in 4,000,000 shares of common stock of Global IBO Group Limited at the price of US$ 15.8 per share with the total value of which is equivalent to the purchase price of the order.

2.4	The Purchaser does not and shall not assume and shall be deemed not to assume any of the liabilities, debts or obligations of the Vendor, whether present or future, and whether or not relating to the Equipment.

2.5	The Vendor shall execute and deliver to the Purchaser all such bills of sale, assignments, instruments of transfer, assurances, consents and other documents as shall be necessary effectively to transfer to Purchaser all Vendor’s rights, titles and interest in, to and under, or in respect of the Equipment and shall effect such registrations, recordings and filings with public authorities as may be required in connection with the transfer of ownership to Purchaser of the Equipment.

3.	COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor hereby covenants, represents and warrants to the Purchaser as follows:

3.1.	The Vendor is a corporation duly incorporated, property organized and validly subsisting in good standing under the laws of Hong Kong. The Vendor has the corporate power, authority and capacity to own its property and to carry on its business in the manner and to the extent currently carried on in all jurisdictions in which it presently carries on business and to carry out the transaction contemplated hereby.

3.2.	The execution and delivery by the Vendor of and the performance of its obligations under this Agreement and the completion by the Vendor of the transaction contemplated hereby will not result in the violation of any of the laws or regulations of Hong Kong, or any order or decree of any court or tribunal to which the Vendor, the Purchaser or the Equipment are subject.

3.3.	This Agreement has been duly authorized, executed and delivered by the Vendor and is a valid and binding obligation of the Vendor enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or other laws of Hong Kong of general application affecting the rights of creditors and except that specific performance is an equitable remedy which may only be awarded in the discretion of the court.

3.4.	The Equipment is owned by the Vendor by good and marketable title thereto, free and clear of all liens, hypothecs, pledges, security interests or other encumbrances whatsoever.

4.	COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby covenants, represents and warrants to the Vendor as follows:

4.1.	The Purchaser is a corporation duly incorporated, property organized and validly subsisting in good standing under the laws of Hong Kong. The Vendor has the corporate power, authority and capacity to own its property and to carry on its business in the manner and to the extent currently carried on in all jurisdictions in which it presently carries on business and to carry out the transaction contemplated hereby.

4.2.	This Agreement has been duly authorized, executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or other laws of Hong Kong of general application affecting the rights of creditors and except that specific performance is an equitable remedy which may only be awarded in the discretion of the court.

4.3.	No approval or consent of any public or private authority is required to purchase the Equipment as provided for herein and the purchase of the Equipment as provided for herein shall not conflict with or result in or cause the occurrence of an event or condition which after notice or lapse of time or both would constitute a breach of or default under the Purchaser’s articles of incorporation, by-laws or under any agreement, instrument, order, judgment or decree to which the Purchaser is subject.

4.4.	The sale and purchase of the Equipment hereunder is at Purchaser’s own risk and peril, on an “as is”, “where is” basis, without any warranty, representation or condition whatsoever, either legal or contractual, express or implied, as to the state, quality, durability, description, fitness for purpose or otherwise of the Equipment.

5.	SURVIVAL OF PURCHASER’S REPRESENTATIONS AND INDEMNIFICATION

5.1.	The covenants, representations and warranties of the Purchaser contained in this Agreement or contained in any document or certificate given pursuant thereto shall survive the Closing of the purchase and sale of the Equipment provided for herein and, notwithstanding such Closing, or any investigation made by or on behalf of the Vendor, shall continue in full force and effect for the benefit of the Vendor for a period of three (3) years from the date hereof. There shall be no limit on the representations and warranties of the Vendor relating to title to the Equipment.

5.2.	The Vendor shall indemnity and save harmless the Purchaser, its directors, shareholders, officers and employees from and against any loss whatsoever, including all claims, demands, costs and expenses, arising out of, resulting from or pursuant to any breach of any representation, warranty or covenant of the Vendor contained in this Agreement.

6.	POSSESSION OF EQUIPMENT

The Vendor hereby agrees that the Purchaser shall have physical possession and ownership of the Equipment as of and from the close of this business today.

7.	NOTICES, REQUESTS, DEMANDS AND OTHER COMMUNICATIONS

7.1.	Notices

All notices, requests, demands and other communications hereunder shall be in writing with specific reference to this Agreement and shall be deemed to have been duly delivered on the date of delivery, if by hand, with a signed acknowledgement of receipt of delivery; on three (3) business days after transmission, if sent by telex, telegraph or telecopier; or on five (5) business days following the day on which it was mailed, sent by first class, certified or registered mail, if sent by mail, as follows:

7.1.1.	In the case of the Vendor, addressed to:

Full Address : Room 803, Tung Hip Commercial Building, 248, Des Voeux

Road Central, Hong Kong

Attention to : Fang Wei Qun

7.1.2.	In the case of the Purchaser, addressed to:

Full Address : Unit 2905 & Unit 2912, 29/F, Metroplaza Tower 2, 223 Hing

Fong Road, Kwai Chung, N.T., Hong Kong

Attention to : Zelt Kueh

or such other address as the parties may from time to time advise the other party by notice in writing.

7.2.	Binding Contract

This Agreement shall enure to the benefit of and be binding upon the Vendor and Purchaser hereto and their respective heirs, executors, legal representatives, successors and assigns.

7.3.	Entire Agreement

This Agreement contains the entire agreement between the Vendor and Purchaser with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, if any.

7.4.	Further Documents

The Vendor and the Purchaser will each execute and deliver such further documents and instruments and do such acts and things after the Effective Date as may be reasonably required by the other to carry out the intent and meaning of this Agreement.

7.5.	Headings

This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original but all of which together shall constitute but one and the same instrument. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

7.6.	Interpretation

Each Article and Section of this Agreement, and any part hereof, shall be interpreted separately and the nullity of any Article or Section or any part thereof shall not render the remaining parts of the Agreement null.

7.7.	Preamble

The preamble forms an integral part of this Agreement.

7.8.	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. Both Vendor and Purchaser hereby irrevocably submit to the jurisdiction of the courts of Hong Kong in respect of all matters or disputes arising from this Agreement.

7.9.	Costs

The Vendor and the Purchaser shall each bear and be responsible for all of its own costs and expenses, including legal fees, incurred in connection with this Agreement and the transaction hereby contemplated.

7.10.	Time of Essence

Time shall be of the essence of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and do each hereby warrant and represent that its respective signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary and appropriate corporate action to execute this Agreement.

Vendor:		Purchaser:

CHINESE TOP ASSET MANAGEMENT HOLDINGS LIMITED		GLOBAL IBO AI TECHNOLOGY LTD.

/s/ Fang Wei Qun		/s/ Zelt Kueh
Name :	Fang Wei Qun	Name :	Zelt Kueh
Title :	Manager	Title :	Chairman
Date :	11/05/2024	Date :	10/05/2024

SCHEDULE A

Item

1. 50x H800 AI Server

CPU: Intel Xeon Platinum 8462Y+

Memory: 64GB 4800MHz DDR5

GPU: 8 x NVIDIA H800 80GB SXM5 NVLINK GPU

Memory: 640GB

SSD1: 960GB SSD

SSD2: 7.68TB NVMe SSD (U2) x 8

IB: 200G x 8

2. 80x K420K Server

CPU: 2 x Intel Xeon 6133
Memory: 128GB DDR5
SSD: 960GB System Disk
HDD: 120TB Hard Disk

3. Power and Cooling Infrastructure

- High-capacity PSUs

- High-capacity UPS systems for backup power

- Advanced cooling solutions, including CRAC units or liquid cooling systems

4. Networking Equipment

- Enterprise-grade switches and routers

- High-speed cables (fiber optics, etc.)

5. Storage and Backup

- Network Attached Storage (NAS) and Storage Area Network (SAN) systems

- Automated backup solutions, including software and hardware

6. Physical Infrastructure and Setup

- High-density server racks with proper cable management and airflow considerations

- Services for setting up the entire system, including configuration

7. Security and Compliance

- Security systems (cameras, access control, etc.) for the data center

- Firewalls, intrusion detection/ prevention systems (IDS/IPS), and related software

8. AssetIQ AI Software Suites

- Maximizes GPU efficiency for faster AI training.

- Leverages cutting-edge transformer technology.

- Streamlines deployment with high-performance inferencing.

- Utilizes proprietary algorithms for superior optimization.

- Reduces training times and improves model accuracy.

- Minimizes resource usage, saving time and costs.

- Must be used on along with AssetCore AI Server

9. AssetCore AI Server Hardware

- Unified Management, a centralized console for seamless

AI workload management across different servers.

- Custom Drivers, ensures compatibility and efficient communication with existing and new hardwares.

- Resource Sharing, enables distributed AI processing,

maximizing hardware utilization across your infrastructure.

10. Hardware Management

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